Exhibit 99.1

Extraordinary General Meeting of Anchiano Therapeutics Ltd.

Date: March 15, 2021

See Voting Instruction On Reverse Side.

Please make your marks like this: ☒ Use pen only

		For	Against	Abstain
(1)	to approve the consummation of the Merger and the other transactions contemplated by the Merger Agreement, including the issuance of Anchiano ordinary shares, to be represented by ADSs, at the effective time of the Merger to the securityholders of Chemomab;	☐	☐	☐
(2)	to approve the issuance of such number of Anchiano ordinary shares (including ordinary shares represented by ADSs) in the private placement financing, as described in the definitive proxy statement/prospectus, as would yield at least $30.0 million and up to $50.0 million of aggregate gross proceeds to Anchiano;	☐	☐	☐
(3)	to approve and adopt Anchiano's amended and restated articles of association, effective upon the effective time of the Merger, which among other things will (i) increase the registered share capital of Anchiano from 500,000,000 ordinary shares, without par value, to 650,000,000 ordinary shares, without par value, (ii) effect a reverse split of Anchiano's ordinary shares at a ratio in the range between 1-for-2 to 1-for-4, inclusive, with such ratio to be determined in the discretion of Anchiano's board of directors, (iii) amend the manner in which directors are elected to a classified board format, (iv) change the name of Anchiano from "Anchiano Therapeutics Ltd." to "Chemomab Therapeutics Ltd." or such other name as may be approved by Chemomab and the Israeli Registrar of Companies and (v) make such other changes as are set forth in the amended and restated articles of association which will be attached as an annex to the definitive proxy statement/prospectus;	☐	☐	☐
(4)	to approve the form of indemnification agreement for directors and officers of Anchiano effective upon the effective time of the Merger, and to authorize the execution and delivery of such indemnification agreement with all directors of Anchiano to be in office immediately following the effective time of the Merger or thereafter elected or appointed to the board of directors of Anchiano;	☐	☐	☐
(5)	to approve an amendment to Anchiano's Compensation Policy to remove the limit on the annual premium for directors and officers insurance;	☐	☐	☐
		Yes	**No**	
5a.	Are you a Controlling Shareholder* or have a Personal Interest* in the approval of resolution 5?	☐	☐	
		For	**Against**	**Abstain**
(6)	to approve an amendment to the compensation terms of the current and future directors of Anchiano, and related amendments to Anchiano's Compensation Policy; and	☐	☐	☐
		Yes	**No**	
6a.	Are you a Controlling Shareholder* or have a Personal Interest* in the approval of resolution 6?	☐	☐	

*** as defined under the Israeli Companies Law, 1999, as described in the Company's proxy statement.If you do not mark the relevant box, to confirm whether you are a Controlling Shareholder or have a Personal Interest, your vote will not be counted.**

Authorized Signatures - This section must be completed for your instructions to be executed.

_________________________ Please Sign Here

_________________________ Please Date Above

_________________________ Please Sign Here

_________________________ Please Date Above

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Extraordinary General Meeting of Anchiano Therapeutics Ltd.
to be held on March 15, 2021
For Holders as of February 5, 2021

MAIL

- Mark, sign and date your Voting Instruction Form.
- Detach your Voting Instruction Form.
- Return your Voting Instruction Form in the postage-paid envelope provided.

All votes must be received by 12:00 p.m. EST, on March 10, 2021.

PROXY TABULATOR FOR
ANCHIANO THERAPEUTICS LTD.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

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Anchiano Therapeutics Ltd. Instructions to The Bank of New York Mellon, as Depositary (Must be received prior to 12:00 p.m. EST on March 10, 2021) The undersigned registered owner of American Depositary Shares hereby requests and instructs The Bank of New York Mellon, as Depositary, to endeavor, in so far as practicable, to vote or cause to be voted the amount of Shares or other Deposited Securities represented by such Shares of Anchiano Therapeutics Ltd. registered in the name of the undersigned on the books of the Depositary as of the close of business on February 5, 2021 at the Extraordinary General Meeting of the Shareholders of Anchiano Therapeutics Ltd. to be held on March 15, 2021 or any postponement or adjournment thereof in respect of the resolutions specified on the reverse. NOTES: 1. Please direct the Depositary how it is to vote by placing an “X” in the appropriate box opposite each agenda item. PROXY TABULATOR FOR ANCHIANO THERAPEUTICS LTD. P.O. BOX 8016 CARY, NC 27512-9903